EXHIBIT 10.2

FOURTH AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
This FOURTH AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), made between Alexandria Real Estate Equities, Inc. (the “Company”) and Stephen A. Richardson (“Employee”), amends and restates in its entirety the Third Amended and Restated Executive Employment Agreement between the Company and Employee that was effective as of October 25, 2011 (the “Third Amended Agreement”). This Agreement is effective as of January 1, 2016 (the “Effective Date”).
RECITALS
WHEREAS, Employee is currently employed by the Company as its Chief Operating Officer, and Executive Vice President/Regional Market Director – San Francisco Bay, pursuant to the Third Amended Agreement; and
WHEREAS, the Company desires to continue to employ Employee in his current capacities, and Employee is willing to continue such employment by the Company on the amended and restated terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1.	POSITION; DUTIES; LOCATION.
Employee agrees to continue to be employed by the Company and to serve in the position of its Chief Operating Officer, and Executive Vice President/Regional Market Director – San Francisco, and the Company agrees to employ Employee in such capacities. Employee shall continue to report to the Company’s Chief Executive Officer (the “CEO”), and Employee shall perform the responsibilities and duties as determined from time to time by the CEO. In addition, Employee agrees to serve in such capacities for the Company’s subsidiaries, and in such additional or different capacities consistent with Employee’s current position as a senior executive of the Company, as may be determined by the Board of Directors of the Company (the “Board”). Employee shall devote such of Employee’s business time, energy, and skill to the affairs of the Company and its subsidiaries as shall be necessary to perform the duties of such positions. Notwithstanding the foregoing, and subject to any written policies of the Company, nothing in this Agreement shall preclude Employee from: (i) engaging in charitable and community affairs and not-for-profit activities, so long as they are consistent with Employee’s duties and responsibilities under this Agreement; (ii) managing Employee’s personal investments; (iii) serving on the boards of directors of non-profit companies; and (iv) serving on the boards of directors of other for-profit companies; provided, however, that, prior to accepting a position on any such for-profit board of directors, Employee shall obtain the approval of the Board (or, if applicable, the appropriate committee thereof), which shall be provided or withheld within the Board’s sole discretion; and provided, further, however, that Employee shall submit to the Board (or the appropriate committee thereof) a list of any for-profit boards of directors on which Employee is serving as of the Effective Date of this Agreement. Employee shall be based in the San Francisco Bay Area, except for required travel on the Company’s business. Notwithstanding the foregoing, the Company retains the sole discretion to change Employee’s title, reporting relationship, duties, and assigned office location (provided, however, that certain changes by the Company without Employee’s express written consent could give rise to grounds for a “Good Reason” resignation and receipt of compensation and benefits as provided in Sections 3.4 and 3.7 herein).

SECTION 2.	COMPENSATION AND OTHER BENEFITS.
In consideration of Employee’s employment, and except as otherwise provided herein, Employee shall receive from the Company the compensation and benefits described in this Section 2. Employee authorizes the Company to deduct and withhold from all compensation to be paid to Employee any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.
2.1    Base Salary. Subject to the terms and conditions set forth herein, the Company agrees to pay Employee a base salary at the rate of four hundred ninety-five thousand dollars ($495,000) per year, less standard payroll deductions and withholdings, payable on the Company’s regular payroll schedule (the “Base Salary”). Employee’s Base Salary shall be reviewed no less frequently than annually by the Board (or such committee as may be appointed by the Board for such purpose) on or before September 30 each year. The Base Salary payable to Employee shall be increased as of January 1 each year, by action taken no later than September 30 of such year, and at such additional times as the Board or a committee of the Board may deem appropriate, to an amount determined by the Board (or a committee of the Board). Each such new Base Salary shall become the base for each successive annual increase; provided, however, that such increase, at a minimum, shall be equal to the cumulative cost-of-living increment as reported in the “Consumer Price Index, San Francisco, California, All Items,” published by the U.S. Department of Labor (using January 1, 2006, as the base date for comparison). Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of the Company hereunder, and, once established at an increased specified rate, Employee’s Base Salary shall not be reduced unless Employee otherwise agrees in writing.
2.2    Annual Bonus.  Employee shall be eligible to receive a bonus for each calendar year of employment with the Company (each a “Bonus Year”) in an amount to be determined in the sole discretion of the Board (or a committee of the Board) based upon its evaluation of Employee’s performance and the performance of the Company during such year and such other factors and conditions as the Board (or a committee of the Board) deems relevant.  Bonuses are not guaranteed, and the Board may determine that Employee has not earned a bonus for any Bonus Year. Any earned bonus shall be payable within 185 days after the end of the relevant Bonus Year or as soon thereafter as reasonably practicable, but in no event after the end of the year following the relevant Bonus Year; provided, however, that in the event Employee terminates employment with the Company for any reason other than a termination by the Company for Cause (as defined herein), after the end of the Bonus Year and prior to the date when such bonuses are paid by the Company to senior executives, then Employee shall receive the same cash bonus (not including any restricted stock grant shares) that would have been awarded to Employee in the absence of such termination, and it shall be paid to Employee at the same time that cash bonuses are paid by the Company to other senior executives.
2.3    Restricted Stock; Options. Employee shall be eligible for equity awards from time to time as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, and subject to such vesting, exercisability, and other provisions as the Compensation Committee may determine in its discretion, after reviewing the performance of both Employee and the Company. All equity awards shall be governed in all respects by the terms of the applicable stock option or restricted stock agreements, grant notice and plan documents, except as specifically provided in Sections 3.4(b), 3.5, and 3.7(b) hereof. Notwithstanding anything in this Agreement to the contrary, upon a Change in Control (as defined herein), any outstanding equity awards held by Employee (whether in the form of stock options or shares of restricted stock) that were granted prior to the Effective Date shall become fully vested.
2.4    Vacation. Employee shall be entitled to accrue and use paid vacation in accordance with the terms of the Company’s vacation policy and practices, provided, however, that in no event will Employee’s vacation accrual rate be lower than three (3) weeks per year.
2.5    Other Benefits. Employee shall be eligible to participate in such of the Company’s benefit and deferred compensation plans as may be made available to executive officers of the Company, including, without limitation, the Company’s stock incentive plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental plans, vision plans, sick pay, medical plans, personal catastrophe and accidental death insurance plans, financial planning, automobile arrangements, retirement plans, and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Company, such service shall be deemed to have commenced on February 15, 2000, which was Employee’s first date of employment with the Company.

2.6    Reimbursement for Expenses.  The Company shall reimburse Employee for all reasonable out-of-pocket business expenses (including, but not limited to, business entertainment expenses) incurred by Employee for the purpose of and in connection with the performance of Employee’s services pursuant to this Agreement. Employee shall be entitled to such reimbursement upon the presentation by Employee to the Company of vouchers or other statements itemizing such expenses in reasonable detail consistent with the Company’s policies. In addition, Employee shall be entitled to reimbursement for: (i) dues and membership fees in professional organizations and industry associations in which Employee is currently a member or becomes a member; and (ii) appropriate industry seminars and mandatory continuing education. The amount of expenses eligible for reimbursement pursuant to this Section 2.6 during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year. Without extending the time of payment that would apply in the absence of this sentence, the Company shall reimburse Employee for any expense eligible for reimbursement pursuant to this Section 2.6 in accordance with the Company’s applicable expense reimbursement policies and procedures and on or before the end of the calendar year following the calendar year in which the expense was incurred.

SECTION 3.	TERMINATION; SEVERANCE.
3.1    Term and Termination. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on the date that this Agreement is terminated by either party pursuant to the provisions of this Agreement. Employee is employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or Employee may terminate Employee’s employment at any time, with or without Cause.
3.2    Compensation upon Termination. Upon the termination of Employee’s employment for any reason, the Company shall pay Employee all of Employee’s accrued and unused vacation and unpaid Base Salary earned through Employee’s last day of employment (the “Separation Date”). In addition, Employee will receive reimbursement of business expenses as provided under Section 2.6, and any bonus owed under Section 2.2 shall be paid in accordance with the terms of Section 2.2.
3.3    Termination for Cause. At any time, the Company shall be entitled to terminate this Agreement for Cause by written notice to Employee provided in accordance with Section 3.10(b), which notice shall specify the reason for and the effective date of such termination. In that event, the Company shall pay Employee the compensation set forth in Section 3.2, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.
3.4    Termination Without Cause or Resignation for Good Reason Not in Connection with a Change In Control. The Company shall be entitled to terminate Employee’s employment without Cause immediately upon written notice to Employee, and Employee shall be entitled to terminate this Agreement for Good Reason in accordance with Section 3.10(c). In either event, and provided that Employee is not eligible for severance benefits under Section 3.7 (Termination Without Cause or Resignation for Good Reason in Connection with a Change In Control), Employee shall receive the following severance benefits:
(a)    Salary Continuation. The Company shall pay Employee severance in an amount equal to one (1) year of Base Salary, less standard payroll deductions and withholdings, and paid in accordance with Section 3.9. The Company’s obligation to provide, or continue to provide, such severance payments will cease immediately and in full in the event that Employee materially breaches any of Employee’s continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement (as defined herein)).
(b)    Accelerated Vesting. To the extent not previously accelerated pursuant to Section 2.3, the Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock) such that all of the unvested shares shall be deemed vested as of the Separation Date.
(c)    Bonus. The Company shall pay Employee a cash bonus for the year in which the Separation Date occurs in the amount of the cash bonus that Employee earned for the previous year, if any, or if such amount has not been determined at the time of termination, for the year prior to the previous year (provided, however, that if termination is on or after a Change in Control, and Section 3.7 does not apply, the amount shall in no event be lower than the highest actual cash bonus amount received by Employee for the two (2) calendar years preceding the calendar year in which the Change in Control occurs). For the avoidance of doubt, the calculation of such cash bonus shall not include any restricted stock grants, or shares of stock, or the value of such grants or stock, which may have been provided to Employee at any time.
(d)    Restricted Stock Grants.
(i)    Prior Year Stock Grant. The Company shall grant to Employee, fully vested, a restricted stock grant (the “Prior Year Grant”) for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs (such year to be referred to as the “Prior Year”) in the amount that is the greater of the following: (A) any annual performance-based grants for Employee of restricted stock that may have already then been determined by the Compensation Committee for the Prior Year but which have not yet been made to Employee as of the Separation Date; and (B) the average of the amounts of any such grants that Employee received for the second, third, and fourth fiscal years prior to the fiscal year in which the Separation Date occurs. In the event that, as of the Separation Date, Employee has already received a restricted stock grant for the Prior Year (the “Actual Prior Year Grant”), then the Prior Year Grant calculated pursuant to the prior sentence shall be reduced (but not to below zero) by the number of shares previously received by the Employee pursuant to such Actual Prior Year Grant, including shares included in the Actual Prior Year Grant that may become vested as a result of the Employee’s termination of employment.
(ii)    Separation Year Stock Grant. The Company shall grant to Employee, fully vested, a restricted stock grant (the “Separation Year Grant”) for the Company’s fiscal year in which the Separation Date occurs (the “Separation Year”) in the amount that is calculated as follows: (A) the number of shares of the Prior Year Grant (calculated pursuant to Section 3.4(d)(i), but without any reduction to account for an Actual Prior Year Grant); multiplied by (B) a fraction with a numerator equal to the number of calendar days that Employee was employed by the Company during the Separation Year and a denominator equal to 365 (or 366, if the Separation Year is a calendar leap year).
(e)    Continued Health Benefits. If Employee timely elects to continue coverage under the Company’s health insurance plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any analogous provisions of state law, the Company shall pay the applicable premiums for such continued coverage throughout the twelve (12)-month period following the Separation Date; provided, however, that (i) the Company shall not be required to make any such payments after such time as Employee becomes entitled to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such fact) and (ii) any applicable premiums that are paid by the Company shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Employee. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay Employee’s COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide Employee taxable monthly payments in an amount that is calculated as (A) the amount of the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage, including coverage for any covered dependents (which amount shall be based on the premium for the first month of COBRA coverage immediately following the month in which Employee’s employment with the Company terminates), plus (B) an additional amount equal to the tax withholdings taken from the monthly payment (so that the after-tax value of the payment is equal to the monthly COBRA premium amount under (A)), and such monthly payments shall be made through the earlier of (i) twelve (12) months from the employment termination date or (ii) such date as Employee becomes eligible to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such eligibility).
3.5    Termination upon Death or Disability. The Agreement shall terminate immediately upon Employee’s death or Disability (as defined herein). In that event, the Company shall provide Employee (or, in the event of Employee’s death, Employee’s designated beneficiaries or, if Employee has none, Employee’s estate) with the compensation set forth in Section 3.2, as well as the severance benefits set forth in Section 3.4.
3.6    Resignation. Employee shall be entitled to resign at any time upon written notice to the Company thirty (30) days prior to the effective date of such resignation, which shall be specified in Employee’s notice of resignation. Unless Employee’s resignation is for Good Reason, upon Employee’s resignation, the Company shall pay Employee the compensation set forth in Section 3.2, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.
3.7    Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. Upon or within two (2) years following a Change in Control, the Company shall be entitled to terminate Employee’s employment without Cause immediately upon written notice to Employee, and Employee shall be entitled to terminate this Agreement for Good Reason in accordance with Section 3.10(c). In either event, Employee shall receive the following severance benefits:
(a)    Salary Continuation. The Company shall pay Employee severance in an amount equal to two (2) years of Base Salary, less standard payroll deductions and withholdings, and paid in accordance with Section 3.9. The Company’s obligation to provide, or continue to provide, such severance payments will cease immediately and in full in the event that Employee materially breaches any of Employee’s continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement).
(b)    Accelerated Vesting. To the extent not previously accelerated pursuant to Section 2.3, the Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock) such that all of the unvested shares shall be deemed vested as of the Separation Date.
(c)    Bonus. The Company shall pay Employee a cash bonus for the year in which the Separation Date occurs in an amount equal to two (2) times the amount of the cash bonus that Employee earned for the previous year, if any, or, if such amount has not been determined at the time of termination, two (2) times the amount for the year prior to the previous year (provided, however, that the amount shall in no event be lower than two (2) times the highest actual cash bonus amount received by Employee for the two (2) calendar years preceding the calendar year in which the Change in Control occurs). For the avoidance of doubt, the calculation of such cash bonus shall not include any restricted stock grants, or shares of stock, or the value of such grants or stock, which may have been provided to Employee at any time.
(d)    Restricted Stock Grants.
(i)    Prior Year Stock Grant. The Company shall grant to Employee, fully vested, a restricted stock grant (the “Prior Year Grant”) for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs (such year to be referred to as the “Prior Year”) in the amount that is the greater of the following: (A) any annual performance-based grants for Employee of restricted stock that may have already then been determined by the Compensation Committee for the Prior Year but which have not yet been made to Employee as of the Separation Date; and (B) the average of the amounts of any such grants that Employee received for the second, third, and fourth fiscal years prior to the fiscal year in which the Separation Date occurs. In the event that, as of the Separation Date, Employee has already received a restricted stock grant for the Prior Year (the “Actual Prior Year Grant”), then the Prior Year Grant calculated pursuant to the prior sentence shall be reduced (but not below zero) by the number of shares previously received by the Employee pursuant to such Actual Prior Year Grant, including shares included in the Actual Prior Year Grant that may become vested as a result of the Employee’s termination of employment.
(ii)    Separation Year Stock Grant. The Company shall grant to Employee, fully vested, a restricted stock grant (the “Separation Year Grant”) for the Company’s fiscal year in which the Separation Date occurs (the “Separation Year”) in the amount that is calculated as follows: (A) the number of shares of the Prior Year Grant (calculated pursuant to Section 3.4(d)(i), but without any reduction to account for an Actual Prior Year Grant); multiplied by (B) a fraction with a numerator equal to the number of calendar days that Employee was employed by the Company during the Separation Year and a denominator equal to 365 (or 366, if the Separation Year is a calendar leap year).
(e)    Continued Health Benefits. If Employee timely elects to continue Employee’s coverage under the Company’s health insurance plans in accordance with COBRA or any analogous provisions of state law, the Company shall pay the applicable premiums for such continued coverage throughout the twelve (12)-month period following the Separation Date; provided, however, that (i) the Company shall not be required to make any such payments after such time as Employee becomes entitled to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such fact), and (ii) any applicable premiums that are paid by the Company shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Employee. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay Employee’s COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide Employee taxable monthly payments in an amount that is calculated as (A) the amount of the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage, including coverage for any covered dependents (which amount shall be based on the premium for the first month of COBRA coverage immediately following the month in which Employee’s employment with the Company terminates), plus (B) an additional amount equal to the tax withholdings taken from the monthly payment (so that the after-tax value of the payment is equal to the monthly COBRA premium amount under (A)), and such monthly payments shall be made through the earlier of (i) twelve (12) months from the employment termination date, or (ii) such date as Employee becomes eligible to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such eligibility).
3.8    Release. As a condition to receipt of any accelerated vesting or severance benefits under this Agreement, Employee (or, in the event of Employee’s death, Employee’s designated beneficiaries or, if Employee has none, Employee’s estate) shall be required to provide the Company with an effective general release of any and all known and unknown claims against the Company and other specifically identified released parties, substantially in the form attached hereto as Exhibit A (the “Release”), within the applicable time period set forth in the specific form of Release provided to Employee by the Company, but in no event more than sixty (60) days following the Separation Date.
3.9    Payment of Severance Benefits; Section 409A.  In the event that Employee is entitled to any severance benefits pursuant to Sections 3.4, 3.5, or 3.7 of this Agreement (other than any accelerated vesting under Sections 3.4(b), 3.5, or 3.7(b)), such severance benefits shall be payable as follows: (1) (i) any payment of Base Salary pursuant to Sections 3.4(a) or 3.5 shall be made in the form of substantially equal installments for a period of one (1) year following the Separation Date, and (ii) any payment of Base Salary pursuant to Section 3.7(a) shall be made in the form of substantially equal installments for a period of two (2) years following the Separation Date, provided, however, that any payments delayed pending the effective date of the Release shall be paid in arrears no later than ten (10) days after such effective date; (2) any payment of bonus pursuant to Sections 3.4(c), 3.5, or 3.7(c) shall be made in the form of a lump sum within ten (10) days following the effective date of the Release; and (3) any restricted stock grants pursuant to Sections 3.4(d), 3.5, or 3.7(d) shall be made in full within thirty (30) days following the effective date of the Release; provided, however, that:
(a)    Payment of such amounts and any other amounts or benefits provided under this Agreement in connection with Employee’s termination of employment that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”)), unless the Company reasonably determines that such amounts and benefits may be provided to Employee without causing Employee to incur the adverse personal tax consequences under Section 409A; and
(b)    It is intended that (i) each installment of any amounts or benefits payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i)

(and each such installment is hereby designated as separate for such purpose); (ii) all payments of any such amounts or benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii); and (iii) any such amounts or benefits consisting of premiums payable under COBRA also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if any such amounts or benefits constitute “deferred compensation” under Section 409A and Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of such benefit payments shall be delayed as follows, provided that the Release has become effective in accordance with its terms: on the earlier to occur of (a) the date that is six (6) months and one (1) day after Employee’s Separation from Service, and (b) the date of Employee’s death (such applicable date, the “Delayed Initial Payment Date”), the Company shall (1) pay Employee a lump sum amount equal to the sum of the benefit payments that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this Section 3.9(b), and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
3.10    Definitions. For purposes of this Agreement, the following definitions shall apply:
(a)    Disability. The term “Disability” shall mean a physical or mental disability that renders Employee unable to perform one or more of the essential functions of Employee’s job, as determined by two (2) licensed physicians selected jointly by the Board and Employee, for a period of 180 days during any 365-day period.
(b)    Cause. For purposes of this Agreement, “Cause” shall mean: (1) Employee’s conviction of any felony involving moral turpitude, fraud or dishonesty; (2) Employee’s persistent, willful and continual failure to substantially perform Employee’s material job duties under this Agreement (other than a failure resulting from Employee’s Disability); (3) Employee’s material and willful breach of any material statutory or fiduciary duty to the Company; or (4) Employee’s material and willful breach of this Agreement or the Proprietary Information Agreement.  In order to terminate this Agreement for Cause under subparts (2) through (4) in the preceding sentence, the Company must provide specific, detailed written notice to Employee of the occurrence of one or more of the foregoing circumstances within ninety (90) days following the initial occurrence of the circumstance, and if cured by Employee within thirty (30) days following receipt of notice, such event shall not provide Cause for termination by the Company; provided, however, that if the circumstance is part of an ongoing series of actions or behaviors that the Company considers to be Cause, the Company shall be entitled to provide such written notice to Employee within ninety (90) days following any occurrence of such action or behavior.  For purposes of this provision: (i) no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company; and (ii) no breach shall be considered “material” unless it has caused or is likely to cause material harm to the Company.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any of the following circumstances: (1) the assignment to Employee of any duties inconsistent with the position in the Company that Employee held immediately prior, or an adverse alteration in the nature or status of Employee’s responsibilities from those in effect immediately prior to such change; (2) a reduction by the Company in Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time (provided, however, that a reduction in base salary imposed prior to a Change in Control in connection with an across-the-board reduction of base salaries of the Company’s Executive Vice Presidents, Senior Vice Presidents, and other similarly situated employees, shall not provide grounds for Good Reason); (3) the relocation of Employee’s offices to a location outside the San Francisco Bay Area, or requiring Employee to travel on Company business to an extent not substantially consistent with Employee’s previous business travel obligations; (4) the failure by the Company to pay Employee any portion of Employee’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all the employees of the Company (and all the employees of any entity whose actions resulted in a Change in Control, if such compensation deferral occurs after a Change in Control), or to pay Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company, in each case within seven (7) days of the date such compensation is due; (5) the failure by the Company to continue in effect any compensation plan in which Employee participates that is material to Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed previously; (6) the failure by the Company to continue to provide Employee with benefits substantially similar to those benefits provided to Employee under any of the Company’s directors and officers liability insurance, life insurance, medical, health and accident, or disability plans in which Employee was participating previously (provided, however, that a modification of any such benefits prior to a Change in Control which impacts the Company’s Executive Vice Presidents, Senior Vice Presidents, and other similarly situated employees, in the same or a substantially similar manner as Employee, shall not provide grounds for Good Reason), or the failure by the Company to provide Employee with substantially the same number of paid vacation days to which Employee is entitled in accordance with the Company’s normal vacation policy in effect at such time; or (7) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. In order to terminate this Agreement for Good Reason, Employee must provide advance written notice to the Company of the occurrence of one or more of the foregoing circumstances; provided, however, that the Company shall not be required to provide any benefits under Section 3.4 or 3.7 if it is able to remedy and does remedy such circumstance within a period of thirty (30) days following such notice.
(d)    Change in Control. A “Change in Control” shall be deemed to have occurred if:
(i)    any Person (as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved or recommended; or
(iii)    there is consummated a merger or consolidation of the Company with any other Company, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
3.11    No Offset. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment or otherwise, nor shall Employee’s entitlement to any severance benefit hereunder be offset by any earned income Employee may receive from employment or consulting with a third party after Employee’s employment with the Company.

SECTION 4.	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.
Employee shall be required to continue compliance with Employee’s obligations under the Employee Proprietary Information and Inventions Agreement with the Company that Employee previously executed (the “Proprietary Information Agreement”), a copy of which is attached as Exhibit B.

SECTION 5.	COMPANY POLICIES.
Employee shall be required to continue compliance with the Company’s employee policies and procedures established by the Company from time to time.

SECTION 6.	ASSIGNABILITY.
This Agreement is binding upon, and inures to the benefit of, the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services and the covenants provided by Employee hereunder are personal to Employee and have been a material consideration for the Company to enter into this Agreement. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 7.	NOTICES.
All notices and other communications under this Agreement shall be in writing and shall be given by facsimile, first-class mail (certified or registered with return receipt requested), or Federal Express overnight delivery, and shall be deemed to have been duly given three days after mailing or twenty-four (24) hours after transmission of a facsimile or Federal Express overnight delivery (if the receipt of the facsimile or Federal Express overnight delivery is confirmed) to the respective persons named below:
If to the Company:    Alexandria Real Estate Equities, Inc.
385 E. Colorado Boulevard, Suite 299
Pasadena, CA  91101
Telephone:  (626) 578-0777
If to Employee:        Stephen A. Richardson
c/o Alexandria Real Estate Equities, Inc.
1700 Owens Street, Suite 590
San Francisco, CA 94158

Any Party may change such Party’s address for notices by notice duly given pursuant hereto.

SECTION 8.	ARBITRATION.
To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including, but not limited to, statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Employee if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

SECTION 9.	MISCELLANEOUS.
9.1    Entire Agreement. This Agreement, including its exhibits, contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all other communications, representations, or agreements, oral or written, including, but not limited to, the Third Amended Agreement, and all negotiations and communications between the parties relating to this Agreement. Employee has not entered into this Agreement in reliance on any representations, written or oral, other than those contained herein. Any ambiguity in this document shall not be construed against either party as the drafter.
9.2    Amendment. This Agreement may not be amended or modified except by an instrument in writing duly executed by Employee and the Company’s Chief Executive Officer.
9.3    Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California, without regard to conflict of laws principles.
9.4    Provisions Severable. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.
9.5    Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement shall be in writing and will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power, or privilege.
9.6    Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.
9.7    Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or .pdf of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.
9.8    Indemnification. In addition to any rights to indemnification to which Employee may be entitled under the Company’s Charter and By-Laws, the Company shall indemnify Employee at all times during and after Employee’s employment to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland, or any successor provision thereof and any other applicable state law, and shall pay Employee’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.
IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Executive Employment Agreement to be duly executed on the dates identified below, effective as of the Effective Date stated above herein.
ALEXANDRIA REAL ESTATE EQUITIES, INC.     STEPHEN A. RICHARDSON

By: /s/ Joel S. Marcus        By: /s/ Stephen A. Richardson
Joel S. Marcus
Chief Executive Officer

Date: March 28, 2016        Date: March 28, 2016

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed on or within 21 days after the Separation Date)
In exchange for the accelerated vesting of equity, severance benefits, and/or other consideration to be provided to me by Alexandria Real Estate Equities, Inc. (the “Company”), and as required by the Fourth Amended and Restated Executive Employment Agreement between the Company and me effective as of January 1, 2016 (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”).
I hereby generally and completely release the Company and its parent and subsidiary entities, and its and their respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, applicable law, or applicable directors and officers liability insurance; and (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge, or proceeding. I represent that I have no lawsuits, claims, or actions pending in my name, or on behalf of any other person or entity, against any of the Released Parties.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it if I do not revoke it (the “Effective Date”).
I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including, but not limited to, the release of unknown and unsuspected claims.

A-

I hereby represent that I have been paid all compensation owed, and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy, or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.
I further agree: (1) not to disparage the Company, or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry, or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim, or other formal proceeding against the Company, its parent, or subsidiary entities, affiliates, officers, directors, employees, or agents; and (3) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.
By: /s/ Stephen A. Richardson
Stephen A. Richardson
Date: March 28, 2016

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EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

A-